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                                                                    EXHIBIT 23.4



                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholder of
  Central New York Sales and Service, Inc. and
  Jersey Bus Sales, Inc.



We hereby consent to the use in the Prospectus of Atlantic Express Transportation Corp. constituting a part of this Registration Statement of our report dated June 13, 1997 relating to the combined financial statements of Central New York Sales and Service, Inc. and Jersey Bus Sales, Inc., which is contained in that Prospectus.



We also consent to the reference to us under the caption "Experts" in the Prospectus.



BDO SEIDMAN, LLP



New York, New York
January 21, 1998